THE SINGAPORE FUND, INC.
C/O DAIWA SECURITIES TRUST COMPANY
ONE EVERTRUST PLAZA
JERSEY CITY, N.J. 07302



Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Singapore Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsection (b) and (c) of rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.
We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b) and
(c) of Rule 17f-2 as of July 31, 2002, and from October 31, 2001 (the date of our last statement) through July 31, 2002.
..

Based on this evaluation, we assert that the Fund was in compliance with those provisions of
Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2002 and from October 31, 2001 through July 31, 2002,with respect to securities and similar investments reflected in the investment account of the Fund.

The Singapore Fund, Inc.

By:



___________________________________
Ikuo Mori
Chairman


___________________________________
John J. O'Keefe
Vice President and Treasurer


___________________________________
Date